EGA Emerging Global Shares Trust
Fee Waiver and Expense Assumption Agreement

THIS AGREEMENT is made effective as of the 24th day of February, 2011, by and between EGA Emerging Global Shares Trust, a Delaware statutory trust (the “Trust”), on behalf of each of the funds listed on Schedule A attached hereto (each a “Fund” and collectively, the “Funds”), and Emerging Global Advisors, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Sub-Adviser has entered into a Sub-Advisory Agreement with the Trust pursuant to which the Sub-Adviser provides investment advice and management services to the Funds for which the Sub-Adviser is compensated based on the average daily net assets of each Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

The Sub-Adviser hereby agrees to waive all or a portion of its sub-advisory fees, and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of the Funds (excluding any taxes, interest, brokerage fees and non-routine expenses), to the extent necessary so that the Funds’ Total Annual Fund Operating Expenses (excluding any taxes, interest, brokerage fees and non-routine expenses), for a period to commence on July 31, 2011 and to continue for a twelve month period thereafter, do not exceed the levels shown on Schedule A attached hereto.

The Trust, on behalf of each Fund, agrees to repay the Sub-Adviser any fees previously waived or expenses previously assumed for the Fund in later periods; provided, however, that the repayment shall be payable only to the extent that it (1) can be made during the three years following the time at which the Sub-Adviser waived fees or assumed expenses for the Fund under this Agreement, and (2) can be repaid without causing the total annual operating expenses (excluding any taxes, interest, brokerage fees and non-routine expenses) of the Fund to exceed any applicable fee waiver or expense limitation agreement that was in place for the Fund at the time the fees were waived or expenses were assumed. The Trust agrees to furnish or otherwise make available to the Sub-Adviser such copies of its financial statements, reports, and other information relating to its business and affairs as the Sub-Adviser may, at any time or from time to time, reasonably request in connection with this Agreement.

This Agreement may not be assigned by the Sub-Adviser without the prior consent of the Trust. This Agreement shall automatically terminate upon the termination of the Sub-Advisory Agreement or, with respect to a Fund, in the event of merger or liquidation of the Fund.

The parties hereto have caused this Agreement to be effective as of the 24th day of February, 2011.

EGA Emerging Global Shares Trust

By: /s/James J. Valenti

Name and Title: James J. Valenti
Trustee and Secretary

Emerging Global Advisors, LLC

By: /s/James J. Valenti

Name and Title: James J. Valenti
Chief Administrative Officer

Schedule A to the Fee Waiver and Expense Assumption Agreement by and between EGA Emerging Global Shares Trust and Emerging Global Advisors, LLC

Funds	Percentage of average daily net assets

EGShares GEMS Composite ETF	0.75%
EGShares Basic Materials GEMS ETF	0.85%
EGShares Emerging Markets Metals & Mining ETF	0.85%
EGShares Consumer Goods GEMS ETF	0.85%
EGShares Consumer Services GEMS ETF	0.85%
EGShares Emerging Markets Consumer ETF	0.85%
EGShares Energy GEMS ETF	0.85%
EGShares Financials GEMS ETF	0.85%
EGShares Health Care GEMS ETF	0.85%
EGShares Industrials GEMS ETF	0.85%
EGShares Technology GEMS ETF	0.85%
EGShares Telecom GEMS ETF	0.85%
EGShares Utilities GEMS ETF	0.85%
EGShares India Infrastructure ETF	0.85%
EGShares China Infrastructure ETF	0.85%
EGShares Brazil Infrastructure ETF	0.85%
EGShares India Small Cap ETF	0.85%
EGShares China Mid Cap ETF	0.85%
EGShares Brazil Mid Cap ETF	0.85%